Exhibit 10.77

Summary of Non-Employee Director Compensation

We pay each of our non-employee directors an annual retainer, attendance fees and a committee chair retainer (if applicable). The annual retainer is $50,000 per year, payable quarterly. The attendance fees are $2,000 per Board meeting, plus $1,500 for each regularly scheduled committee meeting attended, payable quarterly. The Chairman receives an additional annual retainer of $75,000, payable quarterly. The committee chairs for the Audit and Finance Committee and Compensation and Management Development Committee each receive an annual committee chair retainer of $20,000, payable quarterly. The chair of the Governance, Nominating and Social Responsibility Committee receives an annual committee chair retainer of $10,000, payable quarterly. Employee directors are not eligible for the annual retainer or attendance fees, and are not eligible to serve as committee chairs.

Our Non-Employee Director Deferred Compensation Plan, which allowed each non-employee director to elect to forego receipt of his or her retainer and fees, was suspended in January 2005 and then terminated in September 2005. No options were granted under the Non-Employee Director Deferred Compensation Plan in 2005.

Under our 1996 Stock Option and Award Plan, non-employee directors are eligible to receive stock options according to a pre-determined formula, as follows: (i) each new non-employee director automatically receives an option to purchase 15,000 shares at the then-current fair market value; and (ii) each continuing non-employee director automatically receives, on an annual basis, an option to purchase additional shares at the then-current fair market value. In fiscal 2004, the annual grant was for 3,750 shares. Effective for fiscal 2005, the Board increased the number of shares to 7,500 to ensure competitive director compensation. All initial options to new non-employee directors are granted on the date of appointment to the Board. All continuing non-employee director options are granted on the first business day after each Annual Meeting of Shareholders. The options normally become exercisable three years after the date of grant. Employee directors are not eligible for these options and Mrs. Fisher, although eligible as a non-employee director, has elected not to receive stock options. The Compensation and Management Development Committee is also authorized to grant discretionary options to non-employee directors. No discretionary grants were made in fiscal 2003, 2004 or 2005.